Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2008 FOURTH QUARTER AND YEAR

Total Student Population Up 12.8% for the Year

Santa Ana, CA, August 26, 2008 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the fourth quarter and year ended June 30, 2008. The results for continuing operations exceeded our guidance for start growth, and excluding charges, results were within our guidance range for earnings per share.

“Over the past three fiscal years, we have implemented several company-wide initiatives to revitalize growth and improve service to students,” said Jack D. Massimino, Corinthian’s chief executive officer. “These initiatives, which focus on employee retention and development, marketing, regulatory compliance, and other key operational processes, are producing tangible results. For continuing operations, we generated new student growth of 13.0% in fiscal 2008 and began to improve operating margins. In fiscal 2009, we believe higher enrollment will allow us to achieve greater economies of scale, improve facility utilization, and further expand margins.”

“Our fiscal 2008 performance was achieved in the context of the most challenging student financing environment in the company’s history,” Massimino said. “During the fourth quarter we implemented several changes to offset the loss of Sallie Mae private loans for students with sub-prime credit profiles. We established a new company-sponsored student lending program, ACCESS, and thus far, have arranged financing for the vast majority of students through Title IV, cash payments, ACCESS, and other resources.”

At the end of July, Congress completed the reauthorization of the Higher Education Act (HEA), and it was signed into law by the President. The new law contains several provisions that are favorable to proprietary career colleges, particularly as it relates to the 90-10 Rule (“Rule”). The Rule requires that at least ten percent of an institution’s revenue, on a cash basis, be derived from non-Title IV sources. Title IV of HEA is the statute which governs federal student financial aid.

“The 90-10 relief provided by HEA helps our schools meet the requirements of the Rule over the next few years without instituting significant price increases just to stay in compliance,” Massimino said.

Comparing the fourth quarter of fiscal 2008 with the same quarter of the prior year: (Note - Financial results for Q4 08 include a charge of $6.6 million for asset impairment, facility closing and severance. In addition, the information contained throughout this release is presented on a continuing operations basis, unless otherwise stated. More detail is provided in the “Discontinued Operations” section below and in the table which accompanies this release.)

•	Net revenues were $274.0 million versus $231.6 million, an increase of 18.3%.

•	Total student population at fiscal year-end was 69,211 versus 61,332, an increase of 12.8%.

•	Total student starts were 23,015 versus 20,643, an increase of 11.5%. Including discontinued operations, starts increased 7.2%.

•	Operating income was $4.0 million, compared with an operating loss of $5.9 million.

•	Income from continuing operations was $4.8 million, compared with a loss of $2.1 million. Loss from discontinued operations in Q4 08 was $5.4 million.

•

Diluted earnings per share were $0.06 versus a loss per share of $0.02. The diluted loss per share from discontinued operations was $0.07. Excluding charges, diluted earnings per share were $0.11 in Q4 08, versus the $0.08 - $0.10 guidance range previously provided.

Comparing fiscal 2008 with fiscal 2007: (Note - Includes charges and expenses, and excludes discontinued operations.)

•	Total net revenues increased to $1.069 billion from $919.2 million.

•	Operating income was $44.8 million compared with $22.3 million.

•	Income from continuing operations was $32.9 million versus $16.8 million.

•	Diluted earnings per share were $0.39 versus $0.19.

Q4 08 Financial Review

Impairment, facility closing and severance charges - In the fourth quarter of fiscal 2008, we incurred impairment, facility closing and severance charges of $6.6 million. Of that amount, approximately $4.8 million is related to a loss on student loan receivables associated with the Marietta and Jonesboro, Georgia campuses. These schools were branches of the Atlanta, Georgia campus. Due to accreditation issues, the Atlanta campus was closed and placed in discontinued operations. In addition, the company recorded lease termination costs of $0.9 million related to student housing and a severance charge of $0.9 million.

Discontinued operations – This item includes 12 divested campuses in Canada, which were sold in Q3 08; the WyoTech Boston campus, which was sold in Q4 08; WyoTech Oakland, for which the company is seeking a buyer; and the Everest campuses in Atlanta, Georgia and Everett and Lynwood, Washington, which have been taught out. In Q4 08, discontinued operations lost $5.4 million, net of tax, including a write-down of accounts receivable related to the closure of the Atlanta campus.

Statement of Financial Accounting Standards No. 123R expense – Stock-based compensation expense was 1.1% of revenue in Q4 08. This expense is distributed between the educational services, marketing and admissions, and general and administrative expense line items.

Educational services expenses were 61.1% of revenue in Q4 08 versus 59.6% in Q4 07. The increase was mainly the result of higher bad debt, which was 9.1% of revenue in Q4 08 versus 6.2% in Q4 07. As previously reported, the company expected bad debt expense to increase due to the student lending crisis and the need to replace the Sallie Mae private sub-prime student lending program. In Q4 08 the company replaced the Sallie Mae program with its new ACCESS student lending program. In Q4 08 this increased credit risk resulted in incremental costs of approximately $0.05 per share versus $0.04 per share as previously estimated. These incremental costs increased bad debt from approximately 6.5% to 9.1% of revenue in the quarter.

Marketing and admissions expenses were 23.5% of revenue in Q4 08 versus 27.6% in Q4 07. The decrease is the result of lower media costs and improved marketing efficiencies.

General and administrative expenses were 11.6% of revenue in Q4 08 versus 12.6% in Q4 07. The decrease is primarily the result of reduced litigation reserves, partially offset by an increase in incentive compensation payments.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 1.5% in Q4 08 versus (2.6)% in Q4 07. Excluding charges, the operating margin was 3.9% in Q4 08 vs. 0.2% in Q4 07.

Cash, restricted cash and marketable securities totaled $32.0 million at June 30, 2008, compared with $114.8 million at June 30, 2007. The June 30, 2007 total included approximately $80 million in temporary borrowings to satisfy the Department of Education financial responsibility ratio.

Cash flow from operations, including discontinued operations, was $13.6 million in fiscal 2008 versus $38.8 million in fiscal 2007. The decrease in cash flow was primarily the result of an increase in A/R and a decrease in prepaid tuition. The increase in A/R and the decrease in prepaid tuition is primarily the result of timing issues associated with federal student loan payments and the transition from Sallie Mae private loans to the ACCESS loan program.

Capital expenditures were $54.9 million in fiscal 2008 compared with $71.0 million in fiscal 2007.

Guidance

In fiscal 2009, we expect start growth of 7% - 9%, revenue to range from $1.21 – $1.25 billion, and diluted earnings per share to be approximately $0.58 - $0.63. This guidance pertains to continuing operations and excludes any charges.

In the first quarter of fiscal 2009, we expect start growth to be 4% - 6%, revenue to range from $285 – $290 million, and diluted earnings per share to be approximately $0.06 - $0.08. This guidance pertains to continuing operations and excludes any charges.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing fourth quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, September 2, 2008. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 99787116.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) higher enrollment allowing us to achieve greater economies of scale, improve facility utilization, and further expand margins; (ii) compliance with the 90/10 Rule; and (iii) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of the ongoing OIG/DOE investigation; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; potential higher bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the Company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; general market conditions (including credit and labor market conditions); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Condensed Consolidated Statements of Operations

	For the three months ended June 30,		For the twelve months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Net revenues	$274,033	$231,629	$1,068,671	$919,224
Operating expenses:
Educational services	167,353	138,121	625,481	528,125
General and administrative	31,738	29,085	114,938	110,654
Marketing and admissions	64,358	64,034	276,875	248,447
Impairment, facility closing, and severance charges	6,602	6,329	6,603	9,693

Total operating expenses	270,051	237,569	1,023,897	896,919

Income from operations	3,982	(5,940)	44,774	22,305
Interest (income)	(537)	(1,282)	(3,376)	(6,244)
Interest expense	281	632	1,793	2,811
Other (income) expense	(18)	(1,494)	(1,387)	(1,039)

Income (loss) from continuing operations before tax provision (benefit)	4,256	(3,796)	47,744	26,777
Provision (benefit) for income taxes	(508)	(1,705)	14,879	9,950

Income from continuing operations	4,764	(2,091)	32,865	16,827
Income (loss) from discontinued operations, net of tax	(5,384)	(6,665)	(11,598)	(9,595)

Net income (loss)	$(620)	$(8,756)	$21,267	$7,232
Income per share - Basic:
Income from continuing operations	$0.06	$(0.02)	$0.39	$0.19
Income (loss) from discontinued operations	(0.07)	(0.08)	(0.14)	(0.11)

Net income (loss)	$(0.01)	$(0.10)	$0.25	$0.08

Income per share - Diluted:
Income from continuing operations	$0.06	$(0.02)	$0.39	$0.19
Income (loss) from discontinued operations	(0.07)	(0.08)	(0.14)	(0.11)

Net income (loss)	$(0.01)	$(0.10)	$0.25	$0.08

Weighted average number of common shares outstanding:
Basic	85,183	84,604	84,954	85,887

Diluted	86,107	85,835	86,013	87,097

Selected Consolidated Balance Sheet Data

			June 30, 2008	June 30, 2007
Cash, restricted cash, and marketable securities			$32,004	$114,789
Receivables, net (including long term notes receivable)			132,125	78,307
Current assets			225,472	275,802
Total assets			704,479	737,976
Current liabilities			133,645	151,239
Long-term debt and capital leases (excluding current portion)			77,180	128,054
Total liabilities			282,457	352,554
Total stockholders’ equity			$422,022	$385,422